Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CENTENNIAL BANK HOLDINGS, INC.

CENTENNIAL BANK HOLDINGS, INC., a corporation duly organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify:

1.                                       That at meetings of the Board of Directors of the Company, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of the Company, declaring said amendments to be advisable and directing that the proposed amendment be considered at the Annual Meeting of Stockholders of the Company.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Company’s Certificate of Incorporation be amended by amending Article FIRST to read in its entirety as follows:

“FIRST:                             The name of the corporation is Guaranty Bancorp.”

RESOLVED, that the Company’s Certificate of Incorporation be amended by amending the second paragraph of Article EIGHTH to read in its entirety as follows:

“Special meetings of stockholders of the corporation may be called at any time by, but only by, the Board of Directors, the Chairman of the Board of Directors or the stockholders in the manner specified in the Bylaws, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.”

2.                                       That, pursuant to resolution of its Board of Directors, the Annual Meeting of Stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendments.

3.                                       That said amendments were duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

4.                                       That said amendments are to be effective as of May 12, 2008.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this 6th day of May, 2008.

CENTENNIAL BANK HOLDINGS, INC.

By:

/s/ Daniel M. Quinn

Name: Daniel M. Quinn

Title: President and Chief Executive Officer